             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                   5.143% CLASS E CUMULATIVE PREFERRED STOCK,
                                  SERIES 1998
                                       OF
                         AIRTOUCH COMMUNICATIONS, INC.

         AIRTOUCH COMMUNICATIONS, INC. (the "Corporation"), a Delaware corporation governed by the provisions of the General Corporation Law of the State of Delaware, as amended, hereby certifies that:

         1. The Certificate of Incorporation of the Corporation expressly grants to the Board of Directors of the Corporation the authority to provide for the issuance of shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and the qualifications, designation, powers, preferences and rights of the shares of each such series and the qualifications, limitation and restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL") at a meeting held on December 11, 1997, the Board of Directors granted the authority to the U S WEST Merger Committee (the "Merger Committee") to establish such terms with respect to preferred stock to be issued in connection with the transactions pursuant to the Agreement and Plan of Merger among this Corporation, U S WEST, Inc., U S WEST Media Group, Inc., U S WEST NewVector Group, Inc. and U S WEST PCS Holdings, Inc.

         2. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and upon the Merger Committee by resolution of the Board of Directors, the Merger Committee, by action duly taken on April 3, 1998, adopted resolutions that provide for a series of Preferred Stock as follows:

         RESOLVED, that the Committee hereby fixes the amount, preferences and rights of the shares of the Class E Cumulative Preferred Stock, Series 1998, as set forth in Schedule A attached hereto, and the proper officers of the Corporation are hereby authorized to execute and file a Certificate of Designation, Preferences and Rights containing such provisions with the Secretary of the State of Delaware and with such other governmental agencies or authorities as any of such officers may deem appropriate.



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                                   SCHEDULE A

SECTION 1. DESIGNATION AND AMOUNT.

The designation of the series of Preferred Stock created by this Certificate shall be "5.143% Class E Cumulative Preferred Stock, Series 1998, par value $0.01 per share" (the "Class E Preferred Stock"), and the number of shares constituting such series shall be 825,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Class E Preferred Stock to a number less than that of the shares of Class E Preferred Stock then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Class E Preferred Stock is issuable in whole shares only.

SECTION 2.  DEFINITIONS.

         "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

         "Class B Preferred Stock" means the Corporation's 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996.

         "Class C Preferred Stock" means the Corporation's 4.25% Class C Convertible Preferred Stock, Series 1996.

         "Class D Preferred Stock" means the Corporation's 5.143% Class D Cumulative Preferred Stock, Series 1998.

SECTION 3.  DIVIDENDS.

         (a) Payment of Dividends.   The holders of outstanding shares of Class
E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate per share of Class E Preferred Stock of $51.43 per annum, as adjusted pursuant hereto, and no more, payable quarterly in arrears on the 15th day of each February, May, August and November, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The first dividend payment shall be for the period from April 6, 1998 to but excluding the first day of the next calendar quarter, and will be payable on the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a dividend period. Dividends (or amounts equal to accrued and unpaid dividends) payable on Class E Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360- day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Accumulated unpaid dividends may be declared and paid at any time, without reference to any Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of Class E Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 calendar days prior to the date fixed for the payment thereof.





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         Dividends on the Class E Preferred Stock will accrue, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of shares of Class E Preferred Stock on the Maturity Date. Holders of shares of Class E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of cumulative dividends as herein provided, on the Class E Preferred Stock.

         The Class E Preferred Stock will rank on a parity as to payment of dividends with the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock, and with any future preferred stock issued by the Corporation (the "Parity Preferred Stock") that by its terms ranks pari passu with the Class E Preferred Stock with respect to payment of dividends.

         Subject to Section 9(c), the Class E Preferred Stock will be subordinate as to payment of dividends to any series of preferred stock issued by the Corporation in the future that by its terms is senior to the Class E Preferred Stock with respect to the payment of dividends (the "Senior Preferred Stock").

         (b) Payment of Dividends on Junior Stock. As long as any shares of Class E Preferred Stock are outstanding, no dividends or other distributions for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital stock of the Corporation ranking junior to the Class E Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, including the Corporation's Series A Redeemable Participating Preferred Stock, par value $0.01 per share (collectively, "Junior Stock"), and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid on any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock, Parity Preferred Stock and the Class E Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Junior Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock, Parity Preferred Stock or the Class E Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem (or, in the case of the Class E Preferred Stock, repurchase pursuant to any agreement between the Corporation and holders of Class E Preferred Stock) any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock.

         In addition, as long as any shares of Class E Preferred Stock are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock, Parity Preferred Stock and the Class E Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or other acquisition and for the current dividend period, to the extent such Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock dividends are cumulative; (ii) the Corporation has





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paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem (or, in the case of the Class E Preferred Stock, repurchase pursuant to any agreements between the Corporation and holders of Class E Preferred Stock) any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock; provided that if any moneys have been deposited in any sinking fund for the purchase or redemption of any Junior Stock in compliance with this provision, such funds may thereafter be applied to the purchase or redemption of such Junior Stock in accordance with the terms of such sinking fund, regardless of whether the conditions set forth in (i)-(iii) above have been satisfied.

         Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Stock and from time to time Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock, to share therein according to their respective interests.

         (c) Payment of Dividends on Parity Preferred Stock. As long as any shares of Class E Preferred Stock are outstanding, no dividends or other distributions for any dividend period may be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Senior Preferred Stock, Parity Preferred Stock and Class E Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Parity Preferred Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Senior Preferred Stock, Parity Preferred Stock and Class E Preferred Stock; and
(iii) the Corporation is not in default on any of its obligations to redeem (or, in the case of the Class E Preferred Stock, repurchase pursuant to any agreements between the Corporation and holders of Class E Preferred Stock) any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Class E Preferred Stock and each share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding Class E Preferred Stock and such outstanding shares of Parity Preferred Stock bear to each other.

         In addition, as long as any shares of Class E Preferred Stock are outstanding, no shares of Parity Preferred Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Parity Preferred Stock through the issuance of other Parity Preferred Stock (and cash in lieu of fractional shares of such Parity Preferred Stock in connection therewith) or the purchase redemption or other acquisition of Parity Preferred Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Parity Preferred Stock unless: (i) full dividends on all





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outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E
Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or other acquisition and for the current dividend period, to the extent such Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default of any of its obligations to redeem (or, in the case of the Class E Preferred Stock, repurchase pursuant to any agreements between the Corporation and holders of Class E Preferred Stock) any outstanding shares of Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock, unless all Senior Preferred Stock, Parity Preferred Stock or Class E Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis; provided that if any moneys have been deposited in any sinking fund for the purchase or redemption of any Parity Preferred Stock in compliance with this provision, such funds may thereafter be applied to the purchase or redemption of such Parity Preferred Stock in accordance with the terms of such sinking fund, regardless of whether the conditions set forth in (i)-(iii) above have been satisfied.

         (d) Any dividend payment made on the Class E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class E Preferred Stock.

         (e) All dividends paid with respect to the Class E Preferred Stock shall be paid pro rata to the holders entitled thereto.

         (f) If, on or prior to December 31, 1999, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction (currently 70%), as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Class E Preferred Stock pursuant to Section 3(a) for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of such dividend (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                  1-.35(1-.70)
                                ----------------
                                  1-.35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 60%, then the DRP shall equal 0.60. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Class E Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend.

         If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to





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the excess, if any, of (x) the product of the dividend paid by the Corporation on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage applicable to the dividend in question and 0.60) over (y) the dividend paid by the Corporation on such dividend payment date, will be payable (if declared) to holders of Class E Preferred Stock on the record date applicable to the next succeeding dividend payment date in addition to any other amounts payable on such date, provided, however that if the Corporation has received the opinion, letter ruling or authorization referred to above with respect to a Post Declaration Date Dividend, then no such dividends will be payable.

         In addition, if on or prior to December 31, 1999, an amendment to the Code is enacted that reduces the Dividends Received Reduction to below 70% and such reduction retroactively applies to a dividend payment date as to which the Corporation previously paid dividends on the Class E Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Class E Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Class E Preferred Stock on the record date following the date of enactment) in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage and 0.60 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date; provided, however that if the Corporation has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable. Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code after December 31, 1999 which retroactively reduces the Dividends Received Percentage to below 70%. The Corporation will only make one payment of Retroactive Dividends.

         The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by an officer of the Corporation, will be final and not subject to review absent manifest error.

SECTION 4.  REDEMPTION.

         (a) On April 7, 2018 (the "Maturity Date"), the Class E Preferred Stock shall terminate and the holder of each outstanding share of Class E Preferred Stock shall be entitled to receive an amount in cash equal to $1,000 per share (the "Liquidation Amount") plus all accrued but unpaid dividends on such share of Class E Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to the Maturity Date, whether or not declared, out of funds legally available for the payment of dividends. Dividends on the Class E Preferred Stock shall cease to accrue and such stock shall cease to be outstanding on the Maturity Date. Amounts payable in cash in respect of the Class E Preferred Stock as of the Maturity Date shall not bear interest. Each holder of shares of Class E Preferred Stock shall surrender the certificates evidencing such shares to the Corporation at the place designated in a notice of redemption provided by the Corporation to the holders of record of shares of Class E Preferred Stock and shall there upon be entitled to receive any funds payable pursuant to this Section 4 following such surrender and following the date of such redemption. The Corporation's obligation to provide funds upon redemption in accordance with this Section 4 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, an





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amount of funds required to be delivered by the Corporation pursuant to this
Section 4 upon the occurrence of the related redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such Class E Preferred Stock so called for redemption shall look only to the Corporation for delivery of such funds.

SECTION 5.  SHARES TO BE RETIRED.

All shares of Class E Preferred Stock redeemed by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

SECTION 6.  CONVERSION OR EXCHANGE.

The holders of shares of Class E Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Corporation.

SECTION 7.  LIQUIDATION PREFERENCE.

         (a) The Class E Preferred Stock will rank on a parity as to distribution of assets upon liquidation with the Class B Preferred Stock, the Class C Preferred Stock, and the Class D Preferred Stock, and with any future preferred stock issued by the Corporation that by its terms ranks pari passu with the Class E Preferred Stock, with respect to distribution of assets upon liquidation.

         (b) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Class E Preferred Stock then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Class E Preferred Stock on liquidation, and before any distribution to holders of any shares of the Corporation that are junior and subordinate to the Class E Preferred Stock on liquidation, including the Common Stock and the Series A Participating Preferred Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount of cash per share of Class E Preferred Stock equal to the Liquidation Amount, plus all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the Class E Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Class E Preferred Stock and of all other series of preferred stock that rank on a parity with the Class E Preferred Stock in the event of liquidation, the holders of the Class E Preferred Stock and of all other series of such parity preferred stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Class E Preferred Stock and the holders of outstanding shares of such parity preferred stock were paid in full. Except as provided in this Section 5, holders of Class E Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.





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         (c) For the purposes of this Section 5, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                 (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

                 (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

SECTION 8. NO PREEMPTIVE RIGHTS.

         The holders of Class E Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

SECTION 9. VOTING RIGHTS.

         (a) The holders of Class E Preferred Stock shall not have any voting rights except as required by law and except as set forth below in Section 9(b) and (c).

         (b) If at any time dividends payable on the Class E Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the Class E Preferred Stock, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two directors of the Corporation (the "Preferred Stock Directors"), such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. At elections for such directors each holder of Class E Preferred Stock shall be entitled to 20 votes for each share held (the holders of shares of any other series of Preferred Stock being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Such right of the holders of Class E Preferred Stock to elect (either alone or together with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the Class E Preferred Stock shall have been paid in full and, when so paid, and any such termination occurs or has occurred, such right of the holders of Class E Preferred Stock to elect two Preferred Stock Directors separately as a class (either alone or together with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall cease, subject always to the same provisions for the vesting of such right of the holders of the Class E Preferred Stock to elect (either alone or together with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) two Preferred Stock Directors in the case of future dividend defaults.

         Such voting right may be exercised initially either by written consent or at a special meeting of the holders of the Preferred Stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each subsequent annual meeting; provided that such voting right shall not be exercised unless the holders of thirty-three and one-third percent (33-1/3%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting rights.





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         Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than ten days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Section, no special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

         The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of Class E Preferred Stock and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

         (c) For as long as any shares of Class E Preferred Stock or Class D Preferred Stock remains outstanding, the affirmative vote of the holders of at least a majority of the Class E Preferred Stock or Class D Preferred Stock actually voting (voting together as a class) given in person or by proxy at any annual meeting or special meeting of the stockholders called for such purpose shall be necessary to create any class or series of stock that shall have preference as to dividends or distributions of assets over the Class E Preferred Stock and the Class D Preferred Stock.

         (d) For as long as any shares of Class E Preferred Stock remain outstanding, the affirmative vote of the holders of at least a majority thereof actually voting (voting separately as a class) given in person or by proxy at any annual meeting or special meeting of the stockholders called for such purpose shall be necessary to (i) amend, alter or repeal, any of the provisions of the Certificate of Incorporation of the Corporation which would materially and adversely affect the powers, preferences or special rights of the holders of the shares of Class E Preferred Stock then outstanding or reduce the minimum time required for any notice to which holders of shares of Class E Preferred Stock then outstanding may be entitled or (ii) for the Corporation to merge into or consolidate with any Person if, as a result of such merger or consolidation, the Class E Preferred Stock would be converted into, exchanged for or continue as shares of capital stock of the surviving or continuing corporation or parent of the surviving or continuing corporation with powers, preferences or special rights, which materially and adversely differ from the powers, preferences or other special rights of the shares of Class E Preferred Stock; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any shares of stock (whether or not already authorized) ranking junior to, or on a parity with, the Class E Preferred Stock with respect to payment of dividends or payment upon liquidation shall be deemed not to materially and adversely affect such powers, preferences or special rights and shall not be subject to approval by the holders of Class E Preferred Stock; and provided further that the holders of the Class E Preferred Stock shall not have any voting rights with respect to the amendment, alteration or repeal of any provisions of





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
the Certificate of Incorporation of the Corporation approved at a meeting of the stockholders the record date of which is prior to the issuance of any shares of Class E Preferred Stock.

         IN WITNESS WHEREOF, AirTouch Communications, Inc., has caused this certificate to be executed this 6th day of April, 1998.

                                        AIRTOUCH COMMUNICATIONS, INC.



                                        By:  /s/ Margaret G. Gill
                                            ----------------------------
                                            Margaret G. Gill
                                            Senior Vice President Legal,
                                            External Affairs and Secretary





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